OCULIS HOLDING AG

Bahnhofstrasse 7

CH-6300

Zug, Switzerland

April 27, 2023	VIA EDGAR

United States Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, D.C. 20549

Attn:	Doris Stacey Gama

Jason Drory

RE:	Oculis Holding AG

Registration Statement on Form F-1

File No. 333-271063

Acceleration Request

Requested Date: May 1, 2023

Requested Time: 4:00 P.M. Eastern Time

Ladies and Gentlemen:

In accordance with Rule 461 under the Securities Act of 1933, as amended, the undersigned registrant (the “Registrant”) hereby requests that the Securities and Exchange Commission take appropriate action to cause the above-referenced Registration Statement on Form F-1 (the “Registration Statement”) to become effective on May 1, 2023, at 4:00 p.m., Eastern Time, or as soon thereafter as is practicable.

Once the Registration Statement has been declared effective, please orally confirm that event with Katie Kazem, counsel to the Registrant, at (703) 456-8043.

Very truly yours,

Oculis Holding AG

/s/ Sylvia Cheung
Sylvia Cheung
Chief Financial Officer

cc:	Riad Sherif, Oculis Holding AG

Divakar Gupta, Cooley LLP

Katie Kazem, Cooley LLP